SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No. [ ])

[X] Filed by the Registrant

[ ] Filed by a Party other than the Registrant


Check the Appropriate Box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or
     Sec. 240.14a-12


                                ACNB CORPORATION
                -------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



                ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement if
                           other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No filing fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                  April 8, 1998



DEAR SHAREHOLDER:

     On behalf of the Board of Directors and management of ACNB Corporation, I call your attention to the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, May 5, 1998, at 1:00 p.m., prevailing time, at the Main
Office of Adams County National Bank, 675 Old Harrisburg Road, Gettysburg, Pennsylvania 17325.

     The Notice of the Annual Meeting and the Proxy Statement accompanying this letter address the formal business of the meeting. The formal business schedule includes: a proposal to fix the number of shareholders to be elected as Class 1 Directors at four (4) and the election of four (4) Class 1 Directors for a three
(3) year term. At the meeting, members of the Corporation's management will review the Corporation's operations during the past year and be available to respond to questions.

     We strongly encourage you to vote your shares, whether or not you plan to attend the meeting. It is very important that you sign, date and return the accompanying Proxy as soon as possible, in the postage-paid envelope. If you do attend the meeting and wish to vote in person, you must give written notice thereof to the Secretary of the Corporation so that your Proxy will be superseded by any ballot that you submit at the meeting.

                                            Sincerely,


                                            /s/ Ronald L. Hankey
                                            ----------------------
                                            Ronald L. Hankey
                                            President and
                                            Chief Executive Officer

                                ACNB CORPORATION
                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 5, 1998
                        --------------------------------

TO THE SHAREHOLDERS OF ACNB CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of ACNB CORPORATION (the "Corporation") will be held at 1:00 p.m., prevailing time, on Tuesday, May 5, 1998, at the Main Office of Adams County National Bank, 675 Old Harrisburg Road, Gettysburg, Pennsylvania 17325, for the following purposes:

     1. To fix the number of shareholders to be elected as Class 1 Directors at four (4);

     2. To elect four (4) Class 1 Directors to serve for a three (3) year term expiring in 2001 and until their successors are elected and qualified; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     In accordance with the Bylaws of the Corporation and action of the Board of Directors, only those shareholders of record at the close of business on March 2, 1998, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1997, is enclosed with this Notice.

     You are urged to mark, sign, date and promptly return your Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. The giving of such Proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Corporation.

                                       By Order of the Board of Directors,


                                       /s/ Ronald L. Hankey
                                       -----------------------------
                                       Ronald L. Hankey
                                       President and
                                       Chief Executive Officer


April 8, 1998

                                ACNB CORPORATION

                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD ON MAY 5, 1998

                                     GENERAL


Introduction, Date, Time and Place of Annual Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ACNB CORPORATION (the "Corporation"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, May 5, 1998, at 1:00 p.m., prevailing time, at the Main Office of Adams County National Bank, 675 Old Harrisburg Road, Gettysburg, Pennsylvania 17325, and at any adjournment or postponement of the Annual Meeting.

     The principal executive office of the Corporation is located at Adams County National Bank (the "Bank"), 675 Old Harrisburg Road, Gettysburg, Pennsylvania 17325. The telephone number for the Corporation is (717) 334-3161. All inquiries should be directed to Ronald L. Hankey, President and Chief Executive Officer of the Corporation. The Bank is a wholly-owned subsidiary of the Corporation.

Solicitation and Voting of Proxies

     This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on or about April 8, 1998.

     Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted FOR the proposal to fix the number of shareholders to be elected as Class 1 Directors at four (4) and FOR the election of the nominees for Class 1 Director named below. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the Corporation. The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material which the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation. In addition to the use of the mails, certain directors, officers and employees of the Corporation and the Bank may solicit proxies personally, by telephone, telegraph and telecopier. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons and, upon request therefor, the Corporation will reimburse them for their reasonable forwarding expenses.

Revocability of Proxy

     A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted only: (1) by giving written notice of revocation to John W. Krichten, Secretary of ACNB Corporation, at 675 Old Harrisburg Road, Gettysburg, Pennsylvania 17325; (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation; or (3) by voting in person after giving written notice to the Secretary of the Corporation.

Voting Securities, Record Date and Quorum

     At the close of business on March 2, 1998, the Corporation had issued and outstanding 5,253,278 shares of common stock, par value $2.50 per share, the only authorized class of stock (the "Common Stock").

     Only holders of Common Stock of record at the close of business on March 2, 1998, will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote.

     Under Pennsylvania law and the Bylaws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Pursuant to Section 1756 of the Pennsylvania Business Corporation Law of 1988, as amended, the presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for a particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

     Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders on the matter is required for the approval of the proposal to fix the number of shareholders to be elected as Class 1 Directors at four (4). Abstentions and broker non-votes are not votes cast and, therefore, do not count either for or against the proposal. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares voted for which the required majority is calculated.

     Assuming the presence of a quorum, the four (4) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected as Class 1 Directors. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

             PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK

Principal Owners

     As of March 2, 1998, there are no persons who own of record or who are known by the Board of Directors and management of the Corporation to be the beneficial owner of more than 5 percent of the Corporation's outstanding Common Stock.

Beneficial Ownership by Officers, Directors and Nominees

     The following table sets forth as of March 2, 1998, and from information furnished by the respective individuals, the amount and percentage of the Common Stock beneficially owned by each director, each nominee and all principal officers, directors and nominees of the Corporation as a group. Unless otherwise noted, shares are held individually and the "Percent of Class" is less than 1% of the outstanding Common Stock.

                                       Shares           Percent of Outstanding
                                    Beneficially             Common Stock
Name and Address                      Owned (1)            Beneficially Owned
----------------                      -----                ------------------
Class 1 Directors
(to serve until 1998) and
Nominees for Class 1 Director
(to serve until 2001)
---------------------

Philip P. Asper                       5,234 (2)                   --
D. Richard Guise                      5,336 (3)                   --
Ronald L. Hankey                     19,150 (4)                   --
Marian B. Schultz                     2,050 (5)                   --
Class 3 Directors
(to serve until 1999)
---------------------
Guy F. Donaldson                        2,890                     --
Frank Elsner, Jr.                    11,318 (2)                   --
Philip M. Jones                      89,974 (6)                 1.71%
William B. Lower                     43,528 (7)                   --
Thomas A. Ritter                      3,000 (8)                   --
Ralph S. Sandoe                       9,020 (9)                   --
L. Robert Snyder                     5,958 (10)                   --
Class 2 Directors
(to serve until 2000)
---------------------
Richard L. Galusha                     8,210                      --
Wayne E. Lau                          4,312 (2)                   --
Paul G. Pitzer                        7,500 (2)                   --
Jennifer L. Weaver                       600                      --
------------------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 2, 1998. Beneficial ownership may be disclaimed as to certain of the securities.

(2)  Shares held jointly with spouse.

(3) Includes 1,184 shares held jointly with Mr. Guise's spouse and 540 shares held by his spouse.

(4)  Includes 12,922 shares held jointly with Mr. Hankey's spouse.

(5) Includes 700 shares held jointly with Mrs. Schultz' spouse and 1,350 shares held jointly by her spouse and his mother.

(6) Includes 5,218 shares held by Mr. Jones' spouse and 77,412 shares held by Times and News Publishing Company of which Mr. Jones and his spouse own
     56.74 percent.

(7) Includes 42,456 shares held by William B. Lower, Trustee of William B. Lower, Sr. Revocable Trust.

(8)  Includes 1,610 shares held by Mr. Ritter's spouse.

(9)  Includes 8,220 shares held jointly with Mr. Sandoe's spouse.

(10) Includes 276 shares held jointly with Mr. Snyder's spouse.


                              ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the shareholders at any annual or special meeting thereof. The Bylaws of the Corporation provide that each Director of the Corporation must be a shareholder of the Corporation and, during the full term of his or her directorship, shall own a minimum of One Thousand Dollars ($1,000.00) par value of stock of the Corporation.

     The Articles of Incorporation of the Corporation also provide that the directors shall be divided into three classes as nearly equal in number as possible. As of the date of this Proxy Statement, Class 1 consists of four (4) Directors elected for a three-year term expiring in 1998; Class 2 consists of four (4) Directors elected for a three-year term expiring in 2000, and Class 3 consists of seven (7) Directors elected for a three-year term expiring in 1999.

     A proposal will be offered at the Annual Meeting of Shareholders to fix the number of shareholders to be elected as Class 1 Directors at four (4) and a proposal for the election of nominees for Class 1 Directors of the Corporation to serve for a three-year term expiring in 2001. The affirmative vote of a majority of the shareholders represented in person or by proxy at the annual meeting is required to approve each of these proposals.

     Unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the proposal to fix the number of shareholders to be elected as Class 1 Directors at four (4) and for the election of the four (4) nominees for Class 1 Director named below. If any nominee should be unavailable to serve as a Director for any reason, Proxies will be voted in favor of a substitute nominee as the Board of Directors of the Corporation shall determine. The Board of Directors has no reason to believe that the nominees named will be unable to serve, if elected. Any vacancy occurring on the Board of Directors of the Corporation for any reason may be filled by a majority of the directors then in office until the expiration of the term of the vacancy.

     There is no cumulative voting for the election of directors. Each share of Common Stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of Common Stock, he or she may cast up to ten votes for each of the directors in the class to be elected.


          INFORMATION AS TO NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     The following table contains certain information, as of March 2, 1998, with respect to the executive officers, current directors and nominees for director.


                                            Principal Occupation for
                              Age as of       Past Five Years and
                               March 2,       Position Held with
Name                            1998              Corporation
----                            ----              -----------
Class 1 Directors
(to serve until 1998)  and
Nominees For Class 1 Director
(to serve until 2001)
---------------------
Philip P. Asper (1)(2)(4)         49           Building Contractor

D. Richard Guise (1)(3)(4)        64           President, Adams County
                                               Motors Corporation,
                                               automobile dealer

Ronald L. Hankey (5)              57           President and Chief
                                               Executive Officer of the
                                               Corporation and Bank

Marian B. Schultz (1)(3)(4)       48           Assistant Dean -
                                               Division of Undeclared
                                               Majors - Shippensburg
                                               University

                                      - 4 -


Current Class 3 Directors
(to serve until 1999)

Guy F. Donaldson(3)(4)            66           Fruit Grower

Frank Elsner, Jr. (1)(3)(4)       70           Chairman, Elsner
                                               Engineering Works, Inc.,
                                               designer and manufacturer of
                                               special machinery

Philip M. Jones (3)(4)            80           CEO, Times and News
                                               Publishing Company

William B. Lower (1)(2)(4)        68           President, Boyer
                                               Nurseries & Orchards, Inc.

Thomas A. Ritter                  46           Insurance Agent

Ralph S. Sandoe (3)(4)            70           Fruit Broker

L. Robert Snyder (3)(4)           73           Chairman of the Board
                                               and President,
                                               Littlestown Hardware &
                                               Foundry Co., Inc.

Class 2 Directors
(to serve until 2000)
Richard L. Galusha(1)(2)          76           Realtor

Wayne E. Lau (3)(4)               62           Sales Representative,
                                               Destinations, Travel Agency

Paul G. Pitzer (1)(3)             79           Fruit Grower

Jennifer L. Weaver (1)(2)         50           Director of Gettysburg
                                               Center of Harrisburg
                                               Area Community College


                                   Director Since
                                    Corporation/
Name                                    Bank
----                                    ----
Class 1 Directors
(to serve until 1998)  and
Nominees For Class 1 Director
(to serve until 2001)
---------------------

Philip P. Asper (1)(2)(4)              1988/1988

D. Richard Guise (1)(3)(4)             1988/1988

Ronald L. Hankey (5)                   1982/1975

Marian B. Schultz (1)(3)(4)            1992/1992


Current Class 3 Directors
(to serve until 1999)

Guy F. Donaldson(3)(4)                 1982/1981

Frank Elsner, Jr. (1)(3)(4)            1982/1974

Philip M. Jones (3)(4)                 1982/1979

William B. Lower (1)(2)(4)             1982/1974

Thomas A. Ritter                       1997/1997

Ralph S. Sandoe (3)(4)                 1987/1982

L. Robert Snyder (3)(4)                1982/1979


Class 2 Directors
(to serve until 2000)

Richard L. Galusha(1)(2)               1987/1962

Wayne E. Lau (3)(4)                    1987/1987

Paul G. Pitzer (1)(3)                  1992/1967

Jennifer L. Weaver (1)(2)              1992/1992

(1) Member of the Executive Committee. This committee also performs the functions of a compensation committee. The Committee held nine (9) meetings in 1997.


                                     - 5 -




(2) Member of the Audit Committee. The functions of this committee include: periodic meetings with the Bank's Internal Auditors; periodic reviews of the procedures of the Bank's Internal Auditing Division and the information obtained by that Division; reviewing the results of the audit by the independent certified public accountants; and recommending the engagement and continuation of the certified public accountants for the Corporation and the Bank. The Committee held four (4) meetings in 1997.

(3) Member of the Trust Committee. This Committee reviews the policies and procedures of the Trust Department and reviews the individual accounts held within the Trust Department. The Committee held eleven (11) meetings in 1997.

(4) Member of the Loan Committee. This Committee meets between regular Board of Directors meeting dates to act on loan matters. This Committee met eleven (11) times in 1997.

(5) Mr. Ronald L. Hankey is an ex-officio Member of all the committees, except the Audit Committee which membership consists solely of outside directors.


     During 1997, the Corporation's and the Bank's Board of Directors each held twelve (12) meetings. Each of the Directors attended at least 75 percent of the combined total number of meetings of the Corporation's and of the Bank's Boards of Directors and the committees of which he or she is a member, with the exception of Messrs. Donaldson, Elsner, Lower and Snyder.

     The Board of Directors of the Corporation has at present no standing committees. The Corporation does not have a compensation or a nominating committee; however, the Bank has an Executive Committee, which functions as a Compensation Committee.

     A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation in accordance with Article II, Section 202 of the Corporation's Bylaws. Any shareholder who intends to nominate any candidate for election to the Board of Directors must notify the Secretary of the Corporation in writing not less than sixty (60) days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Corporation.


                             EXECUTIVE COMPENSATION

     Shown below is information concerning the annual compensation for services in all capacities to the Corporation for the fiscal years ended December 31, 1997, 1996 and 1995 of those persons who were, at December 31, 1997, (i) Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Corporation to the extent such persons' total annual salary and bonus exceeded $100,000.


                                            SUMMARY COMPENSATION TABLE


                               Annual Compensation

        (a)              (b)          (c)           (d)          (e)
                                                                Other
                                                               Annual
                                                               Compen-
 Name and Principal                 Salary         Bonus       sation
      Position           Year         ($)           ($)           $
      --------           ----         ---           ---           -
Ronald L. Hankey         1997       180,000        1,800          0
President and Chief      1996       167,698        1,677          0
Executive Officer of     1995     160,840(1)       3,105          0
the Corporation and
the Bank


                                     Long-Term Compensation
                       Awards                      Payouts
                        (f)            (g)            (h)            (i)
                                    Securities
                     Restricted     Underlying                     All other
                       Stock         Options/         LTIP          Compen-
 Name and Principal    Award(s)       SARs          Payouts         sation
      Position           ($)           (#)            ($)           ($)(2)
      --------           ---           ---            ---           ------
Ronald L. Hankey          0             0              0            54,879
President and Chief       0             0              0            6,285
Executive Officer of      0             0              0            3,291
the Corporation and
the Bank

(1) Includes directors fees of $5,590 paid in 1995. Mr. Hankey did not receive directors fees in 1996 or 1997.

(2) Includes amount contributed by Bank to 401(k) Plan of $6,315, $6,285 and $3,291 in 1997, 1996 and 1995, respectively. Includes $48,564 payment pursuant to the terms of Mr. Hankey's Executive Retirement Employment Agreement.

Employment Contract

     Effective January 1, 1998, the Corporation, the Bank and Mr. Ronald L. Hankey, President and Chief Executive Officer of each of the Corporation and the Bank, and a member of the Board of Directors of each of the Corporation and the Bank, entered into an employment agreement for a term of three (3) years, which term renews automatically for an additional one year period unless one party provides the other party with written notice of non-renewal. The agreement specifies Mr. Hankey's position and duties, compensation and benefits, and indemnification and termination provisions. The agreement also contains a non-competition provision, a confidentiality provision and a change-in-control provision.

     Under the terms of his employment agreement, Mr. Hankey serves as the President and Chief Executive Officer of the Corporation and of the Bank and as a member of the Boards of Directors of the Corporation and of the Bank. The employment agreement provides Mr. Hankey with an annual direct salary of $189,000 in 1998. This salary may be increased in subsequent years as the Board of Directors deems appropriate. In addition, the Boards of Directors of the Corporation and the Bank have discretion to pay a periodic bonus to Mr. Hankey. Mr. Hankey is not entitled to receive director's fees or other compensation for serving on the Corporation's and the Bank's Boards of Directors or the committees thereof. Mr. Hankey is also entitled to receive the employee benefits made available by the Bank to its employees.

     The agreement with Mr. Hankey also provides that if his employment is terminated by the Corporation or the Bank, due to death, disability or for cause (as defined therein), then he is entitled to the full annual direct salary through the date of termination. If Mr. Hankey's employment is terminated by the Corporation or the Bank other than pursuant to death, disability or for cause (as defined therein), or if Mr. Hankey terminates his employment for good reason (as defined therein), then he is entitled to his full annual direct salary from the date of termination through the last day of the term of the agreement. If Mr. Hankey's employment is terminated as a result of a change in control (as defined therein), then he is entitled to his then current direct annual salary (as defined therein) through the last date of the term of the agreement and will continue to participate in all employee benefit plans and programs in which he was previously entitled to participate.

Retirement Plan

     The employees of the Bank are covered under the Group Pension Plan for Employees of Adams County National Bank (the "Plan"). The Plan, as amended from time to time, is a defined benefit pension plan under the Employee Retirement Income Security Act of 1974. The most recent amendment is effective as of November 1, 1989. The Plan is administered by Adams County National Bank as the Plan Administrator.

     Amounts are set aside each year to fund the Plan on the basis of actuarial calculations. The amount of contribution to a defined pension plan on behalf of a specific employee cannot be separately or individually calculated. The total pension expense for the Plan for 1997 was $566,343. The contribution made by the Bank to the Plan in 1997 was $379,011. This contribution was sufficient to meet the legal minimum funding requirements.

     Each employee of the Bank who attains the age of 20 years and 6 months and who completes six months of eligible service, whichever is later, becomes eligible to participate in the Plan on the following anniversary of the Plan. The Plan generally provides for a prospective benefit at the age of 65 years for the employee's remaining lifetime with payments certain for five years, calculated as follows: 1 percent of final average compensation below the applicable Social Security Covered Compensation, and 1.3 percent of such earnings above the Covered Compensation, the total being multiplied by years of credited service up to a maximum of 45 years of credited service. The employee benefit accrued as of October 31, 1989, shall be maintained as a minimum benefit. If an employee has earned 30 or more years of credited service, he is eligible to retire at age 62 with no reduction applied to his benefit.

     The following table shows for different final average compensation and for different years of credited service, the annual benefits currently payable upon retirement at age 65 by a participating employee:

                          Annual Retirement Income (1)
                          ------------------------
   Final
  Average                               Years of Service
Compensation        15             25               35           45 or more
------------        --             --               --           ----------
$ 50,000         $ 8,796       $ 14,661        $ 20,525       $   26,389
  75,000          13,671         22,786          32,900           41,014
 100,000          18,546         30,911          43,275           55,639
 125,000          23,421         39,036          54,650           70,264
 150,000          28,296         47,161          66,025           84,889
 175,000          33,171         55,286          77,400           99,514
 200,000          38,046         63,411          88,775          112,221


                                      - 8 -

(1) Assumes normal retirement date (age 65) occurs in 1997. Actual benefits may be slightly higher on account of benefits earned under the Plan prior to recent amendment. Later retirement dates produce smaller retirement benefits as Social Security Covered Compensation increases.


     For 1997, the covered compensation, as reported above in the Summary Compensation Table, for Mr. Hankey, President and Chief Executive Officer, is $150,000; the covered compensation includes salary only. As of December 31, 1997, Mr. Hankey had forty (40) years of service credited under the Plan.

401(K) Plan

     The Bank maintains a defined contribution - profit sharing 401(K) Plan effective on January 31, 1993 (the "Plan"). The Plan Sponsor and Plan Administrator is Adams County National Bank. Ronald L. Hankey, President and Chief Executive Officer of the Corporation and the Bank, and John W. Krichten, Secretary and Treasurer of the Corporation and Senior Vice President, Cashier and Chief Financial Officer of the Bank, are the Plan Trustees. The Plan is subject to certain laws and regulations pursuant to the Internal Revenue Code and participants are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974.

     To be eligible to become a participant in the Plan, an employee is required to work six months and attain the age of 20 1/2. An eligible employee may elect to contribute certain portions of salary and wages (other than bonuses), or other direct remuneration to the Plan. Generally, eligible employees may not contribute more than 10 percent of such compensation. The Bank matches a certain percentage of the employee contribution. In 1997, the Bank's contribution equaled 100 percent of the employee's contribution up to a maximum of 4 percent of annual salary. The Bank's contributions to the Plan for each participant vest in six (6) years. The employee's contributions to the Plan vest immediately.

     Executive Retirement Income Agreements. The Bank entered into retirement income agreements with Mr. Hankey and certain officers of the Bank to provide supplemental retirement income benefits to such officers when they reach their normal retirement date. The benefits are payable in one hundred eighty equal monthly installments. Benefits are also payable upon disability, early retirement, termination of service or death. Benefit amounts will be determined by each officer's years of service and compensation at retirement age. Benefits accrue annually, but no vesting occurs until the individual completes ten years of service with the Bank. Estimated liability under the agreements is accrued as earned by the employee. The Bank is owner and beneficiary of life insurance policies on each officer, which have an aggregate cash value of approximately $1,841,482 at December 31, 1997. The Bank purchased these policies to fund the retirement income agreements entered into with these individuals. Further information with respect to these agreements is set forth in the Notes to Financial Statements contained in the Bank's Annual Report to Shareholders which is enclosed with this Proxy Statement.

Compensation of Directors

     Each director of the Bank receives an annual retainer of $2,850, $265 per monthly meeting attended, $80 per hour (with a minimum payment of $80) for each committee meeting attended. In addition, directors receive seminar fees of $250 per half-day seminar and $400 for a full-day seminar, plus expenses, if applicable.

     In the aggregate, the Board of Directors of the Bank received $127,495 for all Board of Directors' meetings and committee meetings attended in 1997. This amount includes all Directors fees paid to all individuals who served as Directors in 1997. During 1997, the Board of Directors of the Corporation held twelve (12) meetings. Directors received no remuneration for attendance at these meetings of the Board of Directors of the Corporation.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     Ronald L. Hankey, President and Chief Executive Officer, is an ex-officio member of the Executive Committee which also performs the functions of a compensation committee. Mr. Hankey makes recommendations to the Executive Committee regarding merit raise increases for all employees based on a merit appraisal in connection with recommendations provided by an outside consultant. A merit review of Mr. Hankey, President and Chief Executive Officer of the Corporation and the Bank, is conducted by the Executive Committee. Mr. Hankey does not participate in conducting his review. The merit review is submitted to the entire Board of Directors to be voted upon.

Board Compensation Committee Report on Executive Compensation

     The Board of Directors of the Corporation is responsible for the governance of the Corporation and its wholly-owned subsidiary, Adams County National Bank (the "Bank"). In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of the Corporation's shareholders, customers and the communities served by the Corporation and the Bank. To accomplish the strategic goals and objectives of the Corporation, the Board of Directors engages competent persons who undertake to accomplish these objectives with integrity and in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish the Corporation's strategic mission. The Bank provides compensation to the employees of the Bank. Corporation employees receive no compensation.

     The fundamental philosophy of the Bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The compensation program is administered by an Executive Committee comprised of nine (9) directors who are listed below. The objectives of the Committee are to establish a fair compensation policy to govern executive officers' base salaries and incentive plans to attract and motivate competent and dedicated managers whose efforts will enhance the products and services of the Bank, the results of which will be improved profitability, increased dividends to the Corporation's shareholders and subsequent appreciation in the market value of our shares.

     The compensation of the Bank's top executives is reviewed and approved annually by the Board of Directors. The top executives whose compensation is determined by the Committee include the chief executive officer and eight other executive officers. The Committee utilizes a Regional Financial Industry Salary Survey which covers financial institutions in the Pennsylvania, Maryland, Washington, D.C., and Virginia marketplace. The referenced survey includes more institutions than are listed on the peer group performance chart.

     The Board of Directors does not deem Section 162(m) of the Internal Revenue Code (the "IRC") to be applicable to the Corporation at this time. The Board of Directors intends to monitor the future application of Section 162(m) of the IRC to the compensation paid to its executive officers and in the event that this section becomes applicable, it is the intent of the Board of Directors to amend the Corporation's and the Bank's compensation plans to preserve the deductibility of the compensation payable under such plans.

Chief Executive Officer Compensation

     The Board of Directors determined that the Chief Executive Officer's 1997 base salary of $180,000, approximately a 4.25 percent increase in base salary, combined with a $1,800 bonus, is appropriate in light of the 1997 Corporation performance accomplishments. There is no direct correlation between the Chief Executive Officer's compensation, the Chief Executive Officer's increase in compensation and the Corporation's 1997 performance. The Chief Executive Officer's compensation and the increase in the Chief Executive Officer's base salary are based on the Committee's subjective determination after review of all information.

Executive Officers

     The Board of Directors established that the compensation of the Bank's executive officers increased by 4.25 percent in 1997. Compensation increases were determined by the Committee based on its subjective analysis after review of all information that it deemed relevant.

     In addition to base salary, executive officers of the Corporation and the Bank may participate currently in the Bank's 401(K) Plan.

     Total compensation opportunities available to the employees of the Bank are influenced by general labor market conditions, the specific responsibilities of the individual, and the individual's contributions to the Corporation's success. Individuals are reviewed annually on a calendar year basis. The Bank strives to offer compensation that is competitive with that offered by employers of comparable size in our industry. Through these compensation policies, the Corporation strives to meet its strategic goals and objectives to its constituencies and provide compensation that is fair and meaningful to its employees.

     The foregoing report has been furnished by the Executive Committee which performs the functions of a compensation committee: D. Richard Guise, Chairperson, Philip P. Asper, Frank Elsner, Jr., Richard L. Galusha, , Ronald L. Hankey (ex-officio member), William B. Lower, Paul G. Pitzer, Marian B. Schultz and Jennifer L. Weaver.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Stock Index and the Peer Group Index for the period of five fiscal years commencing January 1, 1993 and ended December 31, 1997. The shareholder return shown on the graph below is not necessarily indicative of future performance.


[Performance Graph Omitted]

[The following is a description of the Perfomance Graph in a tabular format:]


Peer Group Total      1000.00   1425.90   1706.76   1841.51   2085.54   2974.40
Peer Group Index       100.00    142.59    170.68    184.15    208.55    297.44

ACNB Corp.             100.00    146.12    114.12    142.45    136.48    207.38

S&P 500 Total Return   100.00    110.02    111.51    153.26    188.36    251.12
S&P 500 Total Return
Index                  100.00    110.02    111.51    153.26    188.36    251.12


NOTE: The peer group for which information appears above includes the following companies: ACNB Corporation; Century Financial Corporation; CNB Financial Corporation; Citizens & Northern Corporation; Drovers Bancshares Corporation; First West Chester Corporation; Franklin Financial Services Corp.; Hanover Bancorp, Inc.; Penn Security Bank & Trust Co.; PennRock Financial Services Corp.; Sterling Financial Corp. These companies were selected based on four criteria: total assets between $200 million and $700 million; market capitalization between $15 million and $170 million; headquarters located in Pennsylvania; and not quoted on NASDAQ.

                              CERTAIN TRANSACTIONS

     There have been no material transactions between the Corporation and the Bank, nor any material transactions proposed, with any director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons. The Corporation and the Bank have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank.

     Total loans outstanding from the Corporation and the Bank at December 31, 1997, to the Corporation's and the Bank's officers and directors as a group and to members of their immediate families and companies in which they had an ownership interest of 10 percent or more was $3,570,156, or approximately 6.8 percent of the total equity capital of the Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of indebtedness outstanding as of the latest practicable date, March 2, 1998, to the above described group was approximately $3,662,000.


                      PRINCIPAL OFFICERS OF THE CORPORATION

     The following table sets forth selected information about the principal officers of the Corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors. Unless otherwise noted, shares are individually held.


                                            Bank    Number of Shares  Age as of
                                Held      Employee    Beneficially     March 2,
    Name and Position           Since       Since        Owned          1998
   -----------------            -----       -----        -----          ----
Ronald L. Hankey - President    1982        1957        19,150           57
and Chief Executive Officer

John W. Krichten -              1982        1980        27,804 (1)       51
Secretary and Treasurer

Lynda L. Glass - Assistant      1993        1984            64 (2)       37
Secretary

(1) Includes 24,002 shares held jointly with Mr. Krichten's spouse; and 682 shares held by Mr. Krichten, as custodian for their children.

(2)  Shares held jointly with Ms. Glass' spouse.

                  SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than 10 percent of the registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Corporation with copies of all
Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no Forms 5 were required to be filed to report late transactions for those persons, the Corporation believes that during the period January 1, 1997 through December 31, 1997, its officers and directors were in compliance with all filing requirements applicable to them.


                              INDEPENDENT AUDITORS

     Stambaugh o Ness, P.C., successor to Harry Ness & Company, Certified Public Accountants, of York, Pennsylvania, served as the Corporation's independent auditors for its 1997 fiscal year. The Corporation has been advised by Stambaugh
o Ness, P.C. that none of its members has any financial interest in the Corporation. In addition to performing customary audit services, Stambaugh o Ness, P.C. assisted the Corporation and the Bank with preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates. These non-audit services were approved by the Corporation's and the Bank's Boards of Directors after due consideration of the effect of the performance thereof on the independence of the auditors and after the conclusion by the Corporation's and the Bank's Boards of Directors that there was no effect on the independence of the auditors. The Board of Directors has engaged Stambaugh o Ness, P.C. as the Corporation's independent auditors for the fiscal year ending December 31, 1998.


                                  ANNUAL REPORT

     A copy of the Corporation's Annual Report for its fiscal year ended December 31, 1997, is enclosed with this Proxy Statement. A representative of the Corporation will be available to respond to any appropriate questions concerning the Annual Report presented by shareholders at the Annual Meeting.


                        SHAREHOLDER PROPOSAL SUBMISSIONS

     Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Corporation's Proxy Statement for its 1999 Annual Meeting of Shareholders must deliver such proposal in writing to the President and Chief Executive Officer of ACNB Corporation at its principal executive offices, 675 Old Harrisburg Road, Gettysburg, Pennsylvania 17325, not later than Tuesday, December 8, 1998.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment.


                             ADDITIONAL INFORMATION

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED, WITHOUT CHARGE, FROM RONALD
L. HANKEY, PRESIDENT AND CHIEF EXECUTIVE OFFICER, ACNB CORPORATION, 675 OLD HARRISBURG ROAD, GETTYSBURG, PENNSYLVANIA 17325.

                                ACNB CORPORATION

                                      PROXY

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Frank Elsner, Jr. and Jennifer L. Weaver, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of ACNB Corporation (the "Corporation") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Main Office of Adams County National Bank, 675 Old Harrisburg Road, Gettysburg, Pennsylvania 17325 on Tuesday, May 5, 1999, at 1:00 p.m., prevailing time, and at any adjournment or postponement thereof as follows:


1. PROPOSAL TO FIX THE NUMBER OF SHAREHOLDERS TO BE ELECTED AS CLASS 1 DIRECTORS AT FOUR (4).

         [    ]   FOR           [    ]    AGAINST           [    ]     ABSTAIN

         The Board of Directors recommends a vote FOR this proposal.

--------------------------------------------------------------------------------

2.       ELECTION OF CLASS 1 DIRECTORS TO SERVE FOR A THREE-YEAR TERM

         Philip P. Asper, D. Richard Guise, Ronald L. Hankey, Marian B. Schultz

         [    ]   FOR all nominees                  [    ]   WITHHOLD AUTHORITY
                  listed above (except                       to vote for all
                  as marked to the                           nominees listed
                  contrary below)                            above

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)


--------------------------------------------------------------------------------

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

         THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 1.


                                        Dated:___________________________, 1998





                                        ----------------------------------
                                        Signature(s)                      (Seal)

Number of Shares Held of
Record on March 2, 1998

_________________________

     THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO THE CORPORATION IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.